Exhibit 10.1 EMPLOYMENT AGREEMENT This Employment Agreement (this “Agreement”), by and between Integra LifeSciences Holdings Corporation, a Delaware Corporation (“Holdings”) and Integra LifeSciences Corporation (“OpCo” and, together with Holdings, the “Company”), and Mojdeh Poul (“Executive”) is entered into as of November 4, 2024 and shall be effective as of January 6, 2025 (the “Effective Date”). Background The Company desires to employ Executive, and Executive desires to become an employee of the Company, on the terms and conditions contained in this Agreement. NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intended to be legally bound hereby, the parties hereto agree as follows: Terms 1. Definitions. The following words and phrases shall have the meanings set forth below for the purposes of this Agreement (unless the context clearly indicates otherwise): (a) “Base Salary” shall have the meaning set forth in Section 5. (b) “Board” shall mean the Board of Directors of Holdings, or any successor thereto. (c) “Cause,” as determined by the Board in good faith, shall mean Executive has – (i) failed to perform her stated duties in all material respects; (ii) materially breached any material obligation under this Agreement or materially breached any material policy of the Company or any of its subsidiaries (including any code of conduct or harassment policies); (iii) demonstrated her personal dishonesty in connection with her employment by the Company; (iv) engaged in fraud or embezzlement from the Company or any of its subsidiaries; (v) engaged in a breach of fiduciary duty in connection with her employment with the Company; (vi) engaged in willful misconduct that is materially and demonstrably injurious to the Company or any of its subsidiaries; or (vii) been convicted or entered a plea of guilty or nolo contendere to a felony or to any other crime involving moral turpitude. Notwithstanding the foregoing, except with respect to clause (vi), Executive’s employment will not be terminated for Cause unless and until (1) the Company provides Executive with written notice setting forth in reasonable detail the facts and circumstances claimed by the Company to constitute Cause, and (2) Executive fails to cure or remedy such acts or omissions within 15 days following her receipt of such notice

2 (and during such 15-day period Executive has had the opportunity with the assistance of her own legal counsel to appear before the Board to address such matter). (d) A “Change in Control” shall have the meaning set forth in the Plan. (e) “Code” shall mean the Internal Revenue Code of 1986, as amended. (f) “Disability” shall mean Executive’s inability to perform her duties hereunder, with or without any reasonable accommodation, by reason of any medically determinable physical or mental impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of not fewer than six months. (g) “Good Reason” shall mean: (i) a material breach of this Agreement by the Company which is not cured by the Company within 15 days of its receipt of written notice of the breach; (ii) without Executive’s express written consent, and following Executive’s Relocation, the relocation by the Company of Executive’s office location to a location more than forty (40) miles from Princeton, New Jersey; (iii) without Executive’s express written consent, (i) the Company reduces Executive’s Base Salary or Target Bonus opportunity, (ii) materially reduces the aggregate fringe benefits provided to Executive or (iii) substantially alters Executive’s authority and/or title as set forth in Section 2 hereof in a manner reasonably construed to constitute a demotion, including, without limitation, the Company ceasing to be a public company or ceasing to be traded on the Nasdaq Global Select Market; or (iv) without Executive’s express written consent, Executive fails at any point during the two-year period following a Change in Control to hold the title and authority (as set forth in Sections 2 and 4(a) hereof) with the Parent Corporation (or if there is no Parent Corporation, the Surviving Corporation) that Executive held with the Company immediately prior to the Change in Control, provided Executive resigns within two years of the Change in Control. Notwithstanding the foregoing, Executive’s employment will not be deemed to have resigned for Good Reason unless (1) Executive provides the Company with written dated notice setting forth in reasonable detail the facts and circumstances claimed by Executive to constitute Good Reason within 60 days after the date of the occurrence of any event that Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of Executive’s termination for Good Reason occurs no later than 60 days after the expiration of the Company’s cure period. (h) “Non-Renewal Termination” shall mean a termination of Executive’s employment by reason of a Non-Renewal of the Employment Period by the Company; and, at the time of such Non-Renewal, Executive is willing and able to continue performing services on the terms and conditions set forth herein during the Renewal Term. (i) “Plan” shall mean Holdings’ 2003 Equity Incentive Plan, as amended and restated from time to time.

3 (j) “Principal Executive Office” shall mean the Company’s principal office for executives, presently located at 1100 Campus Road, Princeton, New Jersey 08540. (k) “Restricted Period” shall mean a period of 24 months following the Termination Date. (l) “Termination Date” shall mean the date of Executive’s “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h)), as specified in the Termination Notice. (m) “Termination Notice” shall mean a written dated notice which: (i) indicates the specific termination provision in this Agreement relied upon (if any); (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Executive’s employment under such provision (with a period of at least 7 days to cure in the event of a termination by Executive for Good Reason or by the Company for Cause to the extent that the act or omission is capable of cure); (iii) specifies a Termination Date; and (iv) is given in the manner specified in Section 19(k). 2. Employment; Directorship. (a) Effective as of the Effective Date, Executive shall serve as the President and Chief Executive Officer of Holdings and shall be employed by OpCo, and Executive hereby agrees to accept such employment and agrees to render services to the Company in such capacity (or in such other capacity in the future as the Board may reasonably deem equivalent to such position) on the terms and conditions set forth in this Agreement. Executive shall report to the Board. (b) In addition, Executive shall be appointed to serve on the Board on the Effective Date and, during the Employment Period, the Company shall cause Executive to be nominated to stand for election to the Board at any meeting of stockholders of Holdings during which any such election is held and Executive’s term as director will expire if she is not reelected; provided, however, that (i) the Company shall not be obligated to cause such nomination if any of the events constituting Cause have occurred and not been cured or Executive has issued a Termination Notice and (ii) the stockholders’ failure to reelect Executive shall not constitute a termination of Executive’s employment by the Company without Cause and shall not constitute an event giving rise to Good Reason. (c) Following the Relocation (as defined below), Executive’s primary place of employment shall be at the Principal Executive Office, subject to any “work from home” policies approved by the Board that apply to Executive. 3. Term of Agreement. Unless earlier terminated by Executive or the Company as provided in Section 14 hereof, the term of Executive’s employment as the President and Chief Executive Officer of the Company under this Agreement (the “Employment Period”) shall commence on the Effective Date and terminate on the third anniversary of the Effective Date (the “Initial End Date”); provided, however, that the Employment Period shall automatically renew for successive one-year periods on each anniversary of the Initial End Date (such extension, the “Renewal Period”), unless either party provides the other party with written notice in accordance with Section 19(k) below of intent not to renew the Employment Period on terms and conditions at least as favorable as the terms and conditions herein (a “Non-Renewal”) at least 90 days prior to the end of the then-current Employment Period.

4 4. Duties. Executive shall: (a) have duties, authority and responsibilities reasonably consistent with her employment hereunder and shall faithfully and diligently do and perform all such acts and duties, and furnish such services as are assigned to Executive as of the Effective Date, and (subject to Section 2) such additional acts, duties and services as the Board may assign in the future; and (b) devote her full professional time, energy, skill and best efforts to the performance of her duties hereunder, in a manner that will faithfully and diligently further the business and interests of the Company, and shall not be employed by or participate or engage in or in any manner be a part of the management or operations of any business enterprise other than the Company without the prior consent of the Board, which consent may be granted or withheld in its sole discretion; provided, however, that notwithstanding the foregoing, Executive may serve on civic or charitable boards or committees so long as such service does not materially interfere with Executive’s obligations pursuant to this Agreement. The Company and Executive agree that Executive may participate on the board of directors of one non-competitive publicly-traded company and any further public or private board service is subject to the prior written approval of the Board. 5. Annual Compensation. Executive’s base salary rate shall be equal to $1,050,000 per annum. Executive’s base salary, as determined in accordance with this Section 5 and as may be increased from time to time, is hereinafter referred to as her “Base Salary.” Executive’s Base Salary shall be payable in periodic installments in accordance with the Company’s regular payroll practices in effect from time to time. The Base Salary shall be subject to annual review, but may not be decreased without Executive’s express written consent. Any increase in the Base Salary shall be in the sole discretion of the Company. 6. Annual Bonus Opportunity. (a) Annual Bonus. Executive shall have the opportunity to receive an annual performance bonus in an amount targeted at 125% of Executive’s Base Salary (the “Target Bonus”). For the avoidance of doubt, in the event performance objectives with respect to a performance period are achieved at below threshold, no annual bonus will be earned pursuant to this Section 6(a) with respect to such performance period. The actual amount of any such annual bonus that the Company determines to pay to Executive (the “Annual Bonus”) shall be based upon the satisfaction of performance objectives established and evaluated by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion. (b) Time and Form of Payment. The Compensation Committee shall, in its sole discretion, determine the extent to which the Annual Bonus shall be paid in cash and the extent to which such Annual Bonus shall be paid in the form of one or more equity-based awards (including equity-based awards settled on a deferred basis), provided that any portion of such Annual Bonus that is paid in the form of an equity-based award shall be fully vested as of the date on which such award is granted. The Annual Bonus, if any, will be paid in cash and/or by grant of an equity- based award by March 15 of the year after the applicable performance year, subject to Executive’s continued employment through the payment date. 7. Benefit Plans. Executive shall be entitled to participate in and receive benefits under any employee benefit plan or stock-based plan of the Company in accordance with their terms, and shall be eligible for any other plans and benefits covering executives of the Company, to the extent commensurate with her then duties and responsibilities fixed by the Board.

5 8. Equity Compensation. (a) On or following the Effective Date, Holdings shall grant to Executive a restricted stock unit award covering an aggregate number of shares of Holdings common stock such that the award has an aggregate grant-date fair market value equal to $1,500,000 (the “RSU Award”). The RSU Award shall vest in three substantially equal annual installments on the first three anniversaries of the Effective Date, subject to Executive’s continued employment through the applicable vesting date. Except as set forth in Section 14(c)(iv), the terms and conditions of the RSU Award shall be governed in all respects by the terms and conditions of the applicable award agreement and the Plan. (b) On or following the Effective Date, Holdings shall grant to Executive an option to purchase shares of Holdings common stock (the “Option”). The aggregate number of shares of Holdings common stock subject to the Option shall be determined such that the aggregate grant- date fair value of the Option shall be $1,500,000, using the same assumptions that Holdings uses in the preparation of its financial statements. The Option shall vest and become exercisable in four substantially equal annual installments on the first four anniversaries of the Effective Date, subject to Executive’s continued employment through the applicable vesting date. The Option shall be a nonqualified stock option, shall have an exercise price per share equal to the Fair Market Value (as defined in the Plan) of Holdings’ common stock on the applicable grant date, and have a maximum term of eight years from the applicable grant date. Except as set forth in Section 14(c)(iv), the terms and conditions of the Option shall be governed in all respects by the terms and conditions of the applicable award agreement and the Plan. (c) In the first quarter of calendar year 2025, Holdings shall grant to Executive a performance-based restricted stock unit award covering an aggregate number of Holding’s common stock such that the award has an aggregate grant-date fair market value equal to $3,000,000 (the “PSU Award”). The terms and conditions of the PSU Award shall be determined by the Compensation Committee and shall be substantially similar to those applicable to the performance-based restricted stock units awards granted to the Company’s senior executives in 2025 and, except as set forth in Section 14(c)(iv), shall be governed in all respects by the terms and conditions of the applicable award agreement and the Plan. (d) On or following the Effective Date, and as a one-time employment commencement award distinct from the awards described above in this Section, Holdings shall grant to Executive a restricted stock unit award covering an aggregate number of shares of Holdings common stock such that the award has an aggregate grant-date fair market value equal to $750,000 (the “Commencement RSU Award”). The Commencement RSU Award shall vest in three substantially equal annual installments on the first three anniversaries of the Effective Date, subject to Executive’s continued employment through the applicable vesting date. Except as set forth in Section 14(c)(iv), the terms and conditions of the Commencement RSU Award shall be governed in all respects by the terms and conditions of the applicable award agreement and the Plan. (e) On or following the Effective Date, and as a one-time employment commencement award distinct from the awards described above in this Section, Holdings shall grant to Executive an option to purchase shares of Holdings common stock (the “Commencement Option”). The aggregate number of shares of Holdings common stock subject to the Commencement Option shall be determined such that the aggregate grant-date fair value of the Commencement Option shall be $750,000, using the same assumptions that Holdings uses in the preparation of its financial statements. The Commencement Option shall vest and become exercisable in four

6 substantially equal annual installments on the first four anniversaries of the Effective Date, subject to Executive’s continued employment through the applicable vesting date. The Commencement Option shall be a nonqualified stock option, shall have an exercise price per share equal to the Fair Market Value (as defined in the Plan) of Holdings’ common stock on the applicable grant date, and have a maximum term of eight years from the applicable grant date. Except as set forth in Section 14(c)(iv), the terms and conditions of the Commencement Option shall be governed in all respects by the terms and conditions of the applicable award agreement and the Plan. (f) Commencing with calendar year 2026, Executive will be eligible to receive equity-based compensation, as determined by the Board or the Compensation Committee from time to time, under any program(s) maintained by Holdings for its other senior executives. (g) Each of the RSU Award, Option, PSU Award, Commencement RSU Award and Commencement Option shall be set forth in a separate award agreement to be entered into by Executive and the Company that are substantially similar to the Company’s forms of award agreements currently applicable to its senior executives. (h) The Company agrees that for so long as it is required to file reports under Sections 13 or 15(d) of the Exchange Act, it will maintain in effect a Form S-8 registration statement covering the issuance to Executive of the shares underlying Executive’s then outstanding equity-based compensation awards. 9. Vacation. During the Employment Period, Executive shall be entitled to vacation in accordance with the plans, policies, programs and practices of the Company applicable to its senior executives, as in effect from time to time. 10. Business Expenses. The Company shall reimburse Executive or otherwise pay for all reasonable expenses incurred by Executive in furtherance of or in connection with the business of the Company, including, but not limited to, automobile and traveling expenses and all reasonable entertainment expenses, subject to such reasonable documentation, the applicable plans, policies, and practices of the Company applicable to its senior executives, as in effect from time to time, and other limitations as may be established by the Company. 11. Relocation Benefits. The Company expects Executive to relocate her principal place of residence to a location within 45 miles of the Principal Executive Office prior to the six-month anniversary of the Effective Date (such relocation, the “Relocation”). In furtherance of the Relocation, the Company shall (i) pay to Executive a one-time bonus of $250,000 (the “Relocation Bonus”) that is intended to cover Executive’s expenses associated with the Relocation, which shall be paid within 30 days following the Effective Date and (ii) reimburse Executive for the cost of temporary housing for up to six months, such cost not to exceed $50,000 in the aggregate. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, or if Executive does not comply with the Relocation requirement, in any case, prior to the first anniversary of the Effective Date, then (i) Executive shall be required to repay the Relocation Bonus to the Company within 30 days following the earlier of Executive’s termination date and the first anniversary of the Effective Date, and (ii) the Company shall have a right to offset any such reimbursement against any sums it might otherwise owe to Executive in any such event. 12. Legal Fees. The Company shall reimburse Executive for up to $25,000 in legal fees and expenses actually incurred by Executive in connection with the drafting, review and negotiation of this Agreement and any related agreements on or prior to the Effective Date. Subject to Section 19(b) below,

7 the Company shall reimburse such legal fees and expenses in 2025 following Executive’s delivery to the Company of documentation evidencing such expenses. 13. Disability. In the event Executive incurs a Disability, Executive’s obligation to perform services under this Agreement will terminate, and the Board may terminate this Agreement upon written notice to Executive. 14. Termination. (a) Termination without Salary Continuation. In the event that (i) Executive terminates her employment hereunder other than for Good Reason, or (ii) Executive’s employment is terminated by the Company for Cause, Executive shall have no right to compensation or other benefits pursuant to this Agreement for any period after her last day of active employment. (b) Termination without Cause, for Good Reason or due to Non-Renewal (No Change in Control). Except as provided in Section 14(c) in the event of a Change in Control, and subject to Executive’s execution and delivery of a general release attached as Exhibit A hereto (the “Release”) and the Release becomes irrevocable within 30 days (or, to the extent required by law, 52 days) following the Termination Date, in the event that Executive’s employment is terminated by the Company for a reason other than death, Disability or Cause, Executive terminates her employment for Good Reason or Executive’s employment terminates by the Company by reason of a Non-Renewal Termination, then, subject to Section 14(e) below: (i) The Company shall pay Executive a severance amount equal to 2.0 times Executive’s Base Salary (determined without regard to any reduction in violation of Section 5) as of her last day of active employment, payable over the two-year period immediately following the Termination Date (the “Severance Period”), with such amount to be paid in substantially equal installments in accordance with the Company’s regularly-scheduled payroll dates during the Severance Period with the first payment being made on the first normal payroll date following the 60th day following the Termination Date, and the amount otherwise payable prior to such first payroll date shall be paid on such date without interest thereon; and (ii) The Company shall pay to Executive, for the period ending on the earliest of (A) 18 months following the Termination Date, (B) the date of Executive’s full-time employment by another employer, (C) Executive’s death, or (D) the first month in which Executive does not pay to the Company the applicable monthly premium for COBRA insurance coverage under the Company’s group health plan, a monthly cash payment, payable on the first business day of each month that follows the Termination Date, in an amount equal to Executive’s monthly premium cost for “COBRA” family health coverage under the Company’s group health plan. (c) Termination without Cause, for Good Reason or due to Non-Renewal (Change in Control). Notwithstanding anything to the contrary set forth in Section 14(b), and subject to Executive’s execution and delivery of the Release and the Release becomes irrevocable within 30 days (or, to the extent required by law, 52 days) following the Termination Date, in the event that, within 24 months following a Change in Control, Executive terminates her employment for Good Reason, Executive’s employment is terminated by the Company for a reason other than death, Disability or Cause or Executive’s employment terminates by the Company by reason of a Non- Renewal Termination, then, subject to Section 14(e) below:

8 (i) The Company shall pay Executive a severance amount equal to 2.99 times the sum of (a) Executive’s Base Salary, and (b) Executive’s Target Bonus, each as of her last day of active employment (but disregarding any reduction that gives rise to Good Reason). Any amount payable pursuant to this Section 14(c)(i) shall be paid in a single lump sum cash payment within 60 days following the Termination Date; provided, however that if the Change in Control does not constitute a “change in control event” for purposes of Section 409A of the Code and the regulations promulgated thereunder, any amount payable pursuant to this Section 14(c)(i) instead shall be payable over the three- year period immediately following the Termination Date (the “CIC Severance Period”), with such amount to be paid in substantially equal installments in accordance with the Company’s regularly-scheduled payroll dates during the CIC Severance Period with the first payment being made on the first normal payroll date following the 60th day following the Termination Date, and amount otherwise payable prior to such first payroll date shall be paid on such date without interest thereon; (ii) The Company shall pay to Executive, for the period ending on the earliest of (A) 18 months following the Termination Date, (B) the date of Executive’s full-time employment by another employer, (C) Executive’s death, or (D) the first month in which Executive does not pay to the Company the applicable monthly premium for COBRA insurance coverage under the Company’s group health plan, a monthly cash payment, payable on the first business day of each month that follows the Termination Date, in an amount equal to Executive’s monthly premium cost for “COBRA” family health coverage under the Company’s group health plan; (iii) The Company shall pay to Executive a pro-rata portion of Executive’s Annual Bonus for the fiscal year in which the Termination Date occurs, based on actual results for such year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that Executive is employed by the Company and the denominator of which is the total number of days in such fiscal year), payable in a single lump sum no later than March 15 of the year following the year in which the Termination Date occurs; and (iv) All outstanding equity awards granted to Executive under any of the Holdings’ equity incentive plans (or awards substituted therefor covering the securities of a successor company) shall immediately become vested in full and, to the extent any such award is a stock option, shall, to the extent vested as of the Termination Date (after giving effect to any accelerated vesting that occurs in connection with such termination), remain exercisable until the earlier to occur of (A) the first anniversary of the Termination Date or (B) the stated expiration date set forth in the applicable stock option agreement. (d) Termination Notice. Except in the event of Executive’s death, a termination under this Agreement shall be effected by means of a Termination Notice. (e) Payment Delay. Notwithstanding any provision to the contrary herein, no compensation or benefits, including without limitation any severance payments or benefits payable under this Section 14, shall be paid to Executive during the six-month period following Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) to the extent that the Company reasonably determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of

9 the Code. Any amounts delayed as a result of the previous sentence shall be paid to Executive in a lump sum within 30 days after the end of such six-month period, and any amounts payable to Executive after the expiration of such six-month period under this Agreement shall continue to be paid to Executive in accordance with the terms of this Agreement. If Executive dies during such six-month period and prior to the payment of the delayed amounts hereunder, such unpaid delayed payments shall be paid to the personal representative of Executive’s estate within 30 days after the date of Executive’s death. If a portion of the severance pay or benefits is deferred compensation subject to Section 409A of the Code, and the payment thereof is contingent upon execution and nonrevocation of a general release of claims, and the period for considering or revoking the release spans two calendar years, then the portion of the severance pay or benefits that is deferred compensation will be paid or begin to be paid on the first business day of the second calendar year. (f) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 14 by seeking other employment or otherwise. 15. Limitation on Payments. (a) Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, including any payment or benefit received in connection with a termination of Executive’s employment) (all such payments and benefits, including the payments and benefits under Section 14 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but such reduction shall be made only if (i) the net amount of such Total Payments as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (C) reduction of any other payments or benefits otherwise payable to Executive on a pro-rated basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code; and (D) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time. (b) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which

10 Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of independent auditors of nationally recognized standing (“Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. 16. Assignability. The Company may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any entity to which the Company may transfer all or substantially all of its assets, if in any such case said entity shall expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto. This Agreement shall inure to the benefit of and be binding upon Holdings, OpCo and their respective successors and assigns. This Agreement is personal to Executive, and her rights and duties hereunder shall not be assigned except as expressly agreed to in writing by the Company. 17. Death of Executive. If Executive dies during the term of this Agreement, the Company shall pay Executive’s spouse a death benefit equal to one (1) times Executive’s Base Salary at the time of her death, which shall be paid to Executive’s spouse in a lump sum cash payment within 30 days following the date of Executive’s death. In addition, the Company shall pay to Executive’s spouse and eligible dependents for the period ending on the earlier of (i) the first anniversary of Executive’s death, or (ii) the first month in which Executive’s spouse and/or eligible dependents do not pay to the Company the applicable monthly premium for COBRA insurance coverage under the Company’s group health plan, a monthly cash payment that is equal to Executive’s monthly premium cost for “COBRA” family health coverage under the Company’s group health plan. The first monthly cash payment provided for in the immediately preceding sentence shall be paid within 30 days following the date of Executive’s death and each monthly payment thereafter shall be paid on the first business day of each month, commencing with the second month that follows the date of Executive’s death. Any amounts due to Executive under this Agreement (not including any Base Salary not yet earned by Executive) unpaid as of the date of Executive’s death shall be paid in a single sum on the first business day of the second month following Executive’s death (or any earlier date as required by applicable law) to Executive’s surviving spouse, or if none, to the duly appointed personal representative of her estate. 18. Certain Covenants. (a) Nondisparagement. During and after Executive’s employment or other service with the Company, Executive agrees to not, at any time, make, directly or indirectly, any oral or written statements that are disparaging of the Company, the products or services of the Company, or any of the Company’s present or former officers, equity holders, directors or employees; provided that Executive may confer in confidence with her legal representatives and make demonstrably true statements. During and after Executive’s employment or other service with the Company, the Company agrees that the Board members and the Company’s officers shall not, at any time, make, directly or indirectly, any oral or written statements that are disparaging of Executive; provided that such individuals may confer in confidence with his or her or the Company’s legal representatives and make demonstrably true statements.

11 (b) Injunctive and Other Relief. (i) Executive acknowledges and agrees that the covenants contained herein are fair and reasonable in light of the consideration paid hereunder, and that damages alone shall not be an adequate remedy for any breach by Executive of her covenants contained herein and accordingly expressly agrees that, in addition to any other remedies which Company may have, Company shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive. Nothing contained herein shall prevent or delay Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of its obligations hereunder. (ii) Notwithstanding the equitable relief available to the Company, Executive, in the event of a breach of her covenants contained in Section 18 hereof, understands and agrees that the uncertainties and delay inherent in the legal process would result in a continuing breach for some period of time, and therefore, continuing injury to the Company until and unless Company can obtain such equitable relief. Therefore, in addition to such equitable relief, Company shall be entitled to monetary damages for any such period of breach until the termination of such breach, in an amount up to the amount of all monies received by Executive as a result of said breach. (iii) If any provision of Section 18 is determined to be invalid or unenforceable by reason of its duration or scope, such duration or scope, or both, shall be deemed to be reduced to a duration or scope to the extent necessary to render such provision valid and enforceable. In such event, Executive shall negotiate in good faith to provide Company with lawful and enforceable protection that is most nearly equivalent to that found to be invalid or unenforceable. (c) Exceptions. Nothing contained in this Agreement shall prohibit Executive from reporting or communicating with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice), without notice to the Company, for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Executive’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 USC Section 1833(b), (1) Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) Executive acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. (d) Company. For purposes of this Section 18, the term “Company” shall mean Integra LifeSciences Holdings Corporation and any corporation, partnership or other entity owned directly or indirectly, in whole or in part, by Integra LifeSciences Holdings Corporation.

12 (e) Additional Restrictive Covenants. As a condition to Executive’s employment with the Company and the effectiveness of this Agreement, Executive agrees and acknowledges that (i) Executive shall execute on the Effective Date a restrictive covenant agreement in a form to be provided by the Company and (ii) if the Relocation occurs following the Effective Date, Executive shall execute a new or amended restrictive covenant, in a form to be provided by the Company, following the Relocation. 19. Miscellaneous. (a) Amendment. No provision of this Agreement may be amended unless such amendment is signed by Executive and such officer as may be specifically designated by the Board to sign on the Company’s behalf. (b) Section 409A. (i) This Agreement shall be interpreted to avoid any penalty taxes or interest under Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring taxes or interest under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such taxes or interest will not be imposed. All payments of nonqualified deferred compensation subject to Section 409A of the Code to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” as defined under Section 409A of the Code. For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment. (ii) To the extent that any payments or reimbursements provided to Executive under this Agreement are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such payments or reimbursements shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (B) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (C) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (D) the right to reimbursement is not subject to liquidation or exchange for another benefit. If expenses are incurred in connection with litigation, any reimbursements under this Agreement shall be paid not later than the end of the calendar year following the year in which the litigation is resolved. (c) Nature of Obligations. Nothing contained herein shall create or require the Company to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that Executive acquires a right to receive benefits from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company. (d) Withholding. The Company shall have the right to withhold from all payments made pursuant to this Agreement any federal, state, or local taxes and such other amounts as may be required by law to be withheld from such payments.

13 (e) Prior Employment. Executive represents and warrants that her acceptance of employment with the Company has not breached, and the performance of her duties hereunder will not breach, any duty owed by her to any prior employer or other person. Executive further represents and warrants to the Company that (i) the performance of her obligations hereunder will not violate any agreement between her and any other person, firm, organization or other entity, (ii) she is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by her entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement, and (iii) Executive’s performance of her duties under this Agreement will not require her to, and she shall not, rely on in the performance of her duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of Executive. (f) Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation or this Agreement. In the event of a conflict between a heading and the content of a Section, the content of the Section shall control. (g) Recoupment. To the extent required by applicable law, any applicable securities exchange listing standards or the Company’s Incentive Compensation Recovery Policy or Clawback Policy (each, as amended from time to time, or any successor or replacement policy), any amounts paid or payable under this Agreement (including, without limitation, amounts paid prior to the effectiveness of such law or listing standards) shall be subject to forfeiture, repayment or recapture to the extent required by such applicable law, policy or listing standard. (h) Gender and Number. Whenever used in this Agreement, a masculine pronoun is deemed to include the feminine and a neuter pronoun is deemed to include both the masculine and the feminine, unless the context clearly indicates otherwise. The singular form, whenever used herein, shall mean or include the plural form where applicable. (i) Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable any other provision of this Agreement and shall not affect the application of any provision to other persons or circumstances. (j) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors and administrators. (k) Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if hand- delivered, sent by documented overnight delivery service or by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below: To the Company: Integra LifeSciences Holdings Corporation 1100 Campus Road Princeton, New Jersey 08540 Attn: General Counsel

14 To Executive: at Executive’s most recent address on the records of the Company (l) Effectiveness; Entire Agreement. This Agreement shall become effective as of the Effective Date. As of the Effective Date, this Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements and communications, whether oral or written, pertaining to the subject matter hereof. This Agreement and the obligations and commitments hereunder shall neither commence nor be of any force or effect prior to the Effective Date. (m) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the laws of the State of New Jersey. [Signature page follows]

[Signature Page to Poul Employment Agreement] IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written. INTEGRA LIFESCIENCES HOLDINGS CORPORATION /s/ Stuart Essig By: Stuart Essig Title: Executive Chairman of the Board of Directors INTEGRA LIFESCIENCES CORPORATION EXECUTIVE /s/ Eric Schwartz /s/ Mojdeh Poul By: Eric Schwartz Title: Executive Vice President, Chief Legal Officer and Secretary Mojdeh Poul

A-1 Exhibit A GENERAL RELEASE In exchange for the consideration set forth in that certain Employment Agreement (the “Employment Agreement”), dated as of November 4, 2024 between Integra LifeSciences Holdings, Integra LifeSciences Corporation (collectively, the “Company”) and Mojdeh Poul (“Executive”), the receipt and adequacy of which is hereby acknowledged, Executive does hereby release and forever discharge the “Releasees” hereunder, consisting of the Company and each of its parents, subsidiaries, affiliates, successors, partners, associates, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reasons of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of Executive by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of Executive; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the New Jersey Law Against Discrimination, the New Jersey Equal Pay Act and the New Jersey Conscientious Employee Protection Act. Notwithstanding the foregoing, this Release shall not operate to release any Claims which Executive may have (i) to payments or benefits under the Employment Agreement, (ii) to any vested and unpaid benefits under any employee benefit plan, including but not limited to any vested and undistributed deferred compensation, (iii) to vested equity compensation awards that remain unpaid or unsettled, (iv) under the Company’s Amended and Restated Certificate of Incorporation, (v) under the Company’s Amended and Restated By- Laws, (vi) under any director and officer insurance policy maintained by the Company, (vii) under that certain Indemnification Agreement, dated as of November 4, 2024, between the Company and Executive, (viii) to file a charge of discrimination with the Equal Employment Opportunity Commission (the “EEOC”); however, Executive waives Executive’s rights to recover any relief, including damages, in connection with such a charge or a similar charge brought on Executive’s behalf, and (ix) with respect to Executive’s right to communicate directly with, cooperate with, provide information to, or recover any awards from, any federal, state or local government regulator (the “Unreleased Claims”). Executive agrees and acknowledges that this general release (the “Release”) constitutes a knowing and voluntary waiver and release of all Claims Executive has or may have against the Company and/or any of the Releasees as set forth herein, including, but not limited to, all Claims arising under the Older Worker’s Benefit Protection Act and the Age Discrimination in Employment Act. IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, EXECUTIVE IS HEREBY ADVISED AS FOLLOWS: (A) TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE; (B) EXECUTIVE HAS READ THE TERMS OF THIS RELEASE, AND UNDERSTANDS ITS TERMS AND EFFECTS, INCLUDING THE FACT THAT EXECUTIVE AGREED TO RELEASE AND FOREVER DISCHARGE THE COMPANY

A-2 AND EACH OF THE RELEASEES, FROM ANY CLAIMS RELEASED IN THIS RELEASE; (C) EXECUTIVE UNDERSTANDS THAT, BY ENTERING INTO THIS RELEASE, EXECUTIVE DOES NOT WAIVE ANY CLAIMS THAT MAY ARISE AFTER THE DATE OF EXECUTIVE’S EXECUTION OF THIS RELEASE, INCLUDING WITHOUT LIMITATION ANY RIGHTS OR CLAIMS THAT EXECUTIVE MAY HAVE TO SECURE ENFORCEMENT OF THE TERMS AND CONDITIONS OF THIS RELEASE; (D) EXECUTIVE HAS SIGNED THIS RELEASE VOLUNTARILY AND KNOWINGLY IN EXCHANGE FOR THE CONSIDERATION DESCRIBED IN THIS RELEASE, WHICH EXECUTIVE ACKNOWLEDGES IS ADEQUATE AND SATISFACTORY TO EXECUTIVE AND WHICH EXECUTIVE ACKNOWLEDGES IS IN ADDITION TO ANY OTHER BENEFITS TO WHICH EXECUTIVE IS OTHERWISE ENTITLED; (E) EXECUTIVE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT, AND IF SHE SIGNS THIS RELEASE BEFORE THE EXPIRATION OF THE TWENTY-ONE (21) DAY PERIOD, SHE KNOWINGLY AND VOLUNTARILY WAIVES THE BALANCE OF THAT PERIOD; AND (F) EXECUTIVE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD. IF EXECUTIVE REVOKES THIS RELEASE DURING SUCH SEVEN-DAY PERIOD, THIS RELEASE WILL BE NULL AND VOID AND OF NO FORCE OR EFFECT ON EITHER THE COMPANY OR EXECUTIVE AND EXECUTIVE WILL NOT BE ENTITLED TO ANY OF THE PAYMENTS OR BENEFITS WHICH ARE EXPRESSLY CONDITIONED UPON THE EXECUTION AND NON-REVOCATION OF THIS RELEASE. Executive represents and warrants that there has been no assignment or other transfer of any interest in any Claim (other than Unreleased Claims) which she may have against Releasees, or any of them, and Executive agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Executive under this indemnity. Notwithstanding the foregoing, nothing herein shall restrict or penalize Executive from challenging the knowing and voluntary nature of this Agreement’s release under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, before a court of competent jurisdiction or the EEOC; provided, nothing herein shall limit such court’s or the EEOC’s ability to offset any money awarded to Executive upon such a challenge by the amount of severance or other benefits received under Section 14 of the Agreement. Executive agrees that if she hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then Executive agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all reasonable attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim. Notwithstanding the foregoing, Executive shall not be obligated to pay to Releasees any attorneys’ fees incurred by Releasees in defending or otherwise

A-3 responding to said suit or Claim to the extent such claim challenges the release of claims under the Age Discrimination in Employment Act. Notwithstanding anything in herein or in the Employment Agreement to the contrary, nothing contained in this Release shall prohibit Executive from reporting or communicating with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice), without notice to the Company, for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Executive’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 USC Section 1833(b), (1) Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) Executive acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Executive further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them. This Release is deemed made and entered into in the State of New Jersey, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of New Jersey, to the extent not preempted by federal law. The provisions of this Release are severable, and if any part of this Release is found to be unenforceable, the other paragraphs (or portions thereof) shall remain fully valid and enforceable. [Signature page follows]

A-4 IN WITNESS WHEREOF, Executive has executed this Release as of this ___ day of __________, 20__. _______________________________ Mojdeh Poul